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                                                                      EXHIBIT 23




INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 333-79021, 333-79027 and 333-83059 of ResortQuest International, Inc. on the respective Form S-4 and Forms S-8, of our report dated March 19, 2003, relating to the consolidated financial statements of ResortQuest International, Inc. as of and for the year ended December 31, 2002 (which report expresses an unqualified opinion and includes two explanatory paragraphs relating to the application of procedures relating to certain disclosures and reclassifications of financial statement amounts related to the 2001 and 2000 financial statements that were audited by other auditors who have ceased operations and for which we have expressed no opinion or other form of assurance other than with respect to such disclosures and reclassifications) appearing in this Annual Report on Form 10-K of ResortQuest International, Inc. for the year ended December 31, 2002.


Memphis, Tennessee
March 27, 2003